Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 002-75537 on Form N-1A of our reports dated March 12, 2013, relating to the financial statements and financial highlights of Fidelity Massachusetts Municipal Income Fund, Fidelity Massachusetts Municipal Money Market Fund and Fidelity Massachusetts AMT Tax-Free Money Market Fund, each a fund of Fidelity Massachusetts Municipal Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Massachusetts Municipal Trust for the year ended January 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

March 26, 2013